EXHIBIT 10.40

AMERI METRO INC.

AMERI METRO, INC.

OVERVIEW REPORT

April 8, 2016

Table of Contents

Introduction................................................................................................................................................	1
1. Projects......................................................................................................................................	2
1.1 PORT TRAJAN DEVELOPMENT – 1,122 ACRES NEXT TO CSX/NS YARDS BETWEEN HARRISBURG AND HAGERSTOWN......................................................................	2
1.2 PORT MOBILE AND ALABAMA CORRIDOR TOLL ROAD AND RAIL ROAD...........	2
1.3 SARAH JEWEL MATHIAS INTERNATIONAL AIRPORT (KSJM) & PORT OF OSTIA..	4
1.4 HIGH SPEED TRAIN CORRIDOR ATLANTA – BIRMINGHAM..................................	6
1.5 HIGH SPEED RAIL CORRIDOR – PITTSBURGH TO PHILADELPHIA...................	6
1.6 TEXAS TRADE CORRIDOR – PORT FREEPORT/SH 36A..............................................	7
1.7 PORTUS DE JEWEL PORT.......................................................................................	8
1.8 PORT CLAUDIA’S (GREATER YUMA PORT) AUTHORITY AND TRADE CORRIDOR	10
1.9 OTHER HIGH SPEED PROJECTS....................................................................................	11
2. Industrial Products......................................................................................................................	12
2.1 INTRODUCTION..............................................................................................................	12
2.2 HIGHWAY REBAR..........................................................................................................	12
2.3 COMPOSITE RAILROAD TIES........................................................................................	13
2.4 RAILCAR/LOCOMOTIVE PRODUCTION CAPABILITY...............................................	14
2.5 DAMAR TRUCK DECK...................................................................................................	15
3. Franchise....................................................................................................................................	16
4. Partnerships................................................................................................................................	18
4.1 INCHCAPE SHIPPING SERVICES (ISS) - PORT TRAJAN AGENT.................................	18
4.2 AIRPORT SERVICES.......................................................................................................	18
4.3 EARTH MOVING AND ROUTE (HIGHWAY/RAIL) GRADING......................................	19
4.4 ATLANTIC ENERGY & UTILITY PRODUCTS, INC. (AEUP)........................................	19
4.5 HSR PASSENGER SERVICES, INC. (HPS).......................................................................	19
4.6 MALIBU HOMES, INC. (MH)..........................................................................................	19
4.7 PLATINUM MEDIA, INC..................................................................................................	19
4.8 TRANSPORTATION ECONOMICS & MANAGEMENT SYSTEMS, INC. (TEMS): PROJECT PLANNING AND DEVELOPMENT...........................................................................	20
4.9 ARCHITECTS /ENGINEERING........................................................................................	24
5. Management Team......................................................................................................................	26
6. Ameri Metro Organization and Operation......................................................................................	30
6.1 AMERI METRO, INC. SET-UP OF OPERATION..............................................................	30

Introduction

INTRODUCTION: THE DEMAND FOR TRANSPORTATION INFRASTRUCTURE

The United States Census Bureau predicts that the American population will reach 420 million by 2050, a trend that will overwhelm our nation’s transportation infrastructure.

Current estimates suggest that overall freight demand will double over the next 40 years from 15 billion tons today to 30 billion tons. The number of trucks on the road is also expected to double. Already under unsustainable strain, the nation’s freight transportation infrastructure and highways will face even greater challenges as the total volume of freight increases.

Extensive infrastructure expansion, such as new ports, trade corridors and high-speed rail (HSR), is critical if rail and road transportation is to help mitigate problems associated with rising fuel costs, crowded highways, and greenhouse gas emissions. Population growth and development in the U.S. have made our nation increasingly reliant on rail and highway infrastructure to transport people and freight.

Clearly, a strong, efficient freight transportation system is vital to the nation’s economy. Our already-strained and out-dated railways must be upgraded to handle the projected increases in freight shipping to relieve congestion on our highways. New Trade corridors are needed to support the changes in marine shipping that will need new ports and infrastructure. Equally, new high speed rail routes are needed to increase connectivity between US cities and support the emerging new economy, and reduce auto emissions.

We, at Ameri Metro, Inc. are focusing on the following means to create efficient freight transportation:

•

Increase port capacity to increase our nation’s ability to distribute goods, making us more competitive in the global economy.

•

Develop larger, rail-served, inland distribution centers that will encourage more efficient movement of goods and create more capacity at ports.

•

Permit increased volume and speed of inland heavy freight, allowing inland distribution points to expand into larger, national service hubs and promote economic growth.

•

Develop profitable high speed rail for the fast movement of people and goods.

Ameri Metro, Inc. assets will consist of five critical areas of ownership agreements and expertise, as well as specific facilities and product patterns. The key areas are –

I.

Projects: Ten project corridors to be developed

II.

Industrial products to be used in the development process

III.

Franchise Opportunities

IV.

Partnerships and agreements

V.

Management team

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1.

Projects

1.1

PORT TRAJAN DEVELOPMENT – 1,122 ACRES NEXT TO CSX/NS YARDS BETWEEN HARRISBURG AND HAGERSTOWN

➢

Estimated Cost of project: $1 Billion

This land is at the center of the Harrisburg–Hagerstown Logistics Center. Once developed Port Trajan will be a transportation multimodal hub and logistics center located in Antrim Township, Greencastle, Pennsylvania on the Interstate 81 Corridor and the intersection of the CSX and NS freight railroad “Crescent Corridor”, and 2,500 mile network of rail and terminals from Pennsylvania to Alabama. Both CSX and NS are developing rail-truck facilities in this corridor. Ameri Metro envisages developing its land holdings to provide a distribution center consisting of terminals with rail connections to NS and CSX facilities. The terminals will be used for “stuffing” and repackaging rail containers (40 foot) to truck (52 foot) containers, storage and warehousing, and truck distribution.

1.2

PORT MOBILE AND ALABAMA CORRIDOR TOLL ROAD AND RAIL ROAD

➢

Estimated Cost of project: $10 Billion

Ameri Metro, Inc. has contracted for the rights to build a 350-mile toll road and railroad connecting Orange Beach, Port of Mobile and Huntsville Trade corridor. The corridor can be developed to Memphis, Indianapolis/Chicago, Cincinnati, and Columbus. Development of corridor to include urban areas, airport, and terminal facilities. The Port of Mobile will be improved to take the large ships capable of using the Panama Canal. It will be connected to Inland Ports and airports at locations along the corridor including Huntsville, AL, Memphis, TN, Birmingham, AL, Louisville, KY, Knoxville, TN to Columbus, OH. The project has the support of Appalachian Regional Council and specific government development agreements with the state of Alabama.

The Alabama Toll Road Facility Inc. (ATFI) as a non-profit corporation has been granted tax exempt status under the Title 26 U.S.C. 501(C)(3) for the purpose of the project. The project will be financed by tax exempt bonds issued in accordance with the joint resolutions of the Alabama House and Senate.

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Mobile Trade & Transport Corridor: Population and                                                Required Linkage

Alabama Toll Facilities Inc. (Toll Road) and Train Station

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1.3

SARAH JEWEL MATHIAS INTERNATIONAL AIRPORT (KSJM) & PORT OF OSTIA

➢

Estimated Cost of project: $2.5 – $3.0 Billion

The Sarah Jewel Mathias International Airport (KSJM) and Port of Ostia aerotropolis will revolutionize logistics in the United States. The existing transportation and distribution infrastructure in the South has been identified as insufficient to meet the anticipated demand over the next several decades. The Ameri Metro, Inc. team has developed a plan to meet the demands of the future and to combat the existing distribution shortfalls by creating the most elaborate multi-modal distribution system the world has ever seen.

The aerotropolis will be located in west-central Alabama approximately half way between the Gulf of Mexico and the Tennessee border. High speed rail, freight rail and a toll road will connect the aerotropolis with the port to the south and connections to high density population centers to the north.

• State-of-the-Art Facilities

• Customer Reception Center

• Corporate Aircraft Ramp

• Nearby Residential/Retail/Hotel

• Aviation Maintenance

• Aviation Manufacturing

• Corporate Housing

• 24/7 U.S. Customs Port of Entry

• Full-Service Fixed-Based Operator

• Research & Development

• Flight Testing Facilities

The airport component of the aerotropolis has been envisioned to accommodate the next generation of mega-sized aircraft that have not yet even been designed. Many airports around the world are finding it difficult to handle the largest aircraft that are currently in service such as the Airbus A380. Most of the existing airports around the world are constrained by physical barriers that inhibit their ability to expand to accommodate the massive size of the aircraft that operate today. This will not be an issue at KSJM. The airport will have four parallel runways 18,000 feet long and 250 feet wide as well as a crosswind runway measuring 12,000 feet long and 250 feet wide. Design criteria for the taxiway system, aircraft parking areas and the runways have been planned to accommodate the new large aircraft of today as well as the next generation aircraft of tomorrow.

• Four 18,000’ x 250’ Runways

• 24/7 Air Traffic Tower - No Curfew

• Unrestricted Airspace

• R & D Facilities

• 1,600-acre Inland Rail Port

• Town Center

• 2,300-acre Industrial Park

• Competitive Rates

• Incentives

• Greenfield Site

• Design/Build-to-Suit (Expandable)

• 1,800-acre Airport Business Park

• Shipping & Receiving (Logistics)

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AIRPORT PARK - MIXED USE INDUSTRIAL, COMMERCIAL AND RETAIL

Mobile Sarah Jewel Mathias International Airport (KSJM) & Port of Ostia

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1.4

HIGH SPEED TRAIN CORRIDOR ATLANTA – BIRMINGHAM

➢

Estimated Cost of project: $3 Billion

Ameri Metro, Inc. has the right to develop this corridor as a high speed rail connection between the cities. The aim would be to provide high speed frequent rail service that would provide improved mobility for people and goods and at the same time provide an operating profit. The project would be developed as either a freestanding enterprise or a public-private partnership (PPP) with an array of public and private support for the project. Feasibility study for the corridor has been completed by TEMS.

Atlanta to Birmingham High Speed Train Corridor

Legend
Proposed Stations
Dedicated Use Representative
Shared Use Representative
Other Evaluated Alternatives
Interstate
Railroads
75
59
65
20
85
65
ATLANTA
ANNISTON
DOUGLASVILLE
H-JAIA
BIRMINGHAM
0
10
20
40
60
Miles
N
W
E
S

Atlanta to Birmingham
Representative Routes and Potential Stations

1.5

HIGH SPEED RAIL CORRIDOR – PITTSBURGH TO PHILADELPHIA

➢

Estimated Cost of project: $2 Billion

Ameri Metro is in negotiations with the state of Pennsylvania to create a Public-Private Partnership to take over High Speed Rail operations between Pittsburgh and Philadelphia. The project will seek to significantly upgrade the route and train speeds to create a profitable operation for the movement of people and parcels that can be franchised to Ameri Metro High Speed Rail Operations Company.

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1.6

TEXAS TRADE CORRIDOR – PORT FREEPORT/SH 36A

➢

Estimated Cost of project: $2.5 – $3.0 Billion

This project would be similar to the Mobile Trade and Transport Corridor. The project would provide  Texas with a Gulf port (Port Freeport) with 50 feet of water capable of taking the large ships that will use the recently expanded Panama Canal. Port Freeport would serve the Dallas-Fort Worth market, which is the third largest Logistics Center in the US after Los Angeles and New York/New Jersey. The project would combine port improvements of Freeport with a new 65-mile greenfield route from the port to give more direct access to both BNSF and UP routes to the Dallas–Fort Worth market. TEMS has completed feasibility and Business Planning studies for the corridor. It is anticipated that Ameri Metro would be supported by local investors and equity partners.

Texas Trade and Transportation Corridor After Panama Canal Expansion

Room to grow?
Freeport Estimated Share:
40% of Dominant Area
10% of Competitive Area
MT
ND
MN
OR
ID
SD
WY
NE
IA
WI
MI
ME
VT
NH
NY
MA
CT
RI
PA
NJ
MD
DE
OH
IN
IL
NV
UT
CA
CO
KS
MO
KY
WV
VA
NC
TN
OK
AR
AZ
NM
SC
GA
AL
MS
TX
LA
FL
Port Name
Houston, TX
LA/LB, CA
New York, NY
Norfolk, VA
Savannah, GA
Seattle,WA
1287K TEUs
Freeport Competitive Market Area (Outside)
1451K TEUs
Freeport Dominant Market Area

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1.7

PORTUS DE JEWEL PORT

Portus De-Jewel Mexico: The Portus De- Jewel Mexico, is the new premier gateway for international commerce, is located approximately 600 miles south of Yuma Arizona Intermodal Port along the Mexican coast line. The Portus De- Jewel Mexico encompasses 176,000 acres of land and water along 26 miles of waterfront. It features 40 passenger and 384 cargo terminals, including automobile, breakbulk, container, dry and liquid bulk, multi-use, and warehouse facilities that handle billions of dollars’ worth of cargo each year.

The Portus De-Jewel Mexico consist 64 shipping/receiving berths at lengths of 15,000 ft. each.  The total number of ships berthed at one time is 384 ships.  The water depth is constant at 55 ft.

Portus De-Jewel Mexico will intercept the following economic base from Port of Los Angeles:

•

1.1 million jobs

•

$89.2 billion in California trade value

•

$223 billion in U.S. trade value

•

$5.1 billion in state tax revenue

•

$21.5 billion in federal tax revenue

•

Port customers contribute about $760 million to the local economy.

Economic Impact

•

We will intercept shipments going to the Los Angeles Port at approximately $500 billion dollars per year.

•

Port customers will contribute approximately $27.8 billion dollars per year to the local economy within the Portus De-Jewel Mexico complex.  The Port contributes substantially to the economy, in part, through the following activities:

Port Industries

Port industries are businesses involved in the moving and handling of maritime cargo.

•

Dollars: For every dollar spent by port industries - another 97 cents is generated in indirect and induced sales in the region.

•

Jobs: Accounts for approximately 32,000 direct port industry jobs (85% of which are trucking and warehousing jobs).

Port Users

The biggest contributors to the economy, port users, are businesses that use the Port to receive imports or ship exports. Export manufacturers are major port users. Other port users include local manufacturers who process imported unfinished goods.

•

Dollars: Port users generate approximately $12.1 billion and stimulate an additional $5.5 billion in local industry indirect sales. Local "re-spending" by workers employed by port users and the industries they impact amount to approximately $4.1 billion. Each dollar of spending for port user goods and services produces about 79 cents of additional industry sales in the region.

Port Customers

Port customers are the retail and other non-cargo businesses in the Port. They are most important to communities near the Port as a source of jobs, recreation and specialty consumer goods.

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•    Jobs: Direct jobs associated with port customers numbered about 6,400 or roughly half of the jobs actually located in the Port. For every one of these port customer jobs, nearly 1.7 additional jobs are created elsewhere in the region.

AMERI-METRO INCORPORATED
NEW TRAIN STATION
NEW STREETS
NEW AIRPORT TERMINAL
NEW DISTRIBUTION WAREHOUSES
NEW CONTAINER YARD - LEFT BLOC: 3,864 ac. TO ACCOMODATE 1.3 million TO 1.5 million STANDARD 40'-0" CONTAINERS STACKED 5-HIGH AT ANY GIVEN TIME.
NEW STORAGE WAREHOUSES AND GENERAL MAINTENANCE SHOPS AT EACH END.
RUBBY PARK
LADY GLADYS SECURITY TOWER #3
NEW BRIDGE
NEW INCOMING RIVER: NORTHERN ½ LANE IS FOR COMMERCIAL (cargo, cruiseliners, etc) AND THE SOUTHERN ½ LANE IS FOR NONCOMMERCIAL SHIPS (private).
LADY GLADYS SECURITY TOWER #4
SHIPS IN
SHIPS OUT
EXISTING INTERSTATE 1 TO BE UPGRADED TO ACCOMODATE INCREASED TRAFFIC VOLUME
NEW STREETS
NEW MIXED-USE INTERNATIONAL AIRPORT MASTER SITE
NEW WATERWAY FOR 10 CARGO SHIPS EACH TO DOCK: 32 WATERWAYS = 320 SHIPS
EACH SHIP HAS THE CAPACITY TO CARRY UP TO 16,000 CONTAINERS; HOWEVER, THE AVERAGE "HEAVY" CAPACITY IN THE PRESENT DAY USUALLY IS AROUND 7,000 TO 10,000 CONTAINERS. THEREFORE, WE ARE LOOKING AT: 320 SHIPS x 7,000 CONTAINERS = 2.24 million TOTAL CONTAINERS (per day).
NEW CONTAINER YARD - RIGHT BLOC: 3,864 ac. TO ACCOMODATE 1.3 million TO 1.5 million STANDARD 40'-0" CONTAINERS STACKED 5-HIGH AT ANY GIVEN TIME.
NEW STORAGE WAREHOUSES AND GENERAL MAINTENANCE SHOPS AT EACH END.
LADY GLADYS SECURITY TOWER #2
SHANTI PARK
ZENITH PARK
NEW BRIDGE
PROPOSED PROPERTY LINE
LADY GLADYS SECURITY TOWER #1
NEW OUTGOING RIVER: NORTHERN ½ LANE IS FOR NONCOMMERCIAL (private) AND THE SOUTHERN ½ LANE IS FOR COMMERCIAL SHIPS (cargo, cruiseliners, etc).
REGENA PARK
SALEEM PARK
ZARENA PARK
(Nasim Blvd.)
(Harry Dias Blvd.)
(Jewell Blvd.)
(Beulah Blvd.)
(Shah Blvd.)
(Claudia Blvd.)
(Shafat Blvd.)
(Monett Blvd.)
(railroad)
2500'-0"
8000'-0"
26,500'-0"
47,500'-0"
(industrial zone)
2000'-0"
10,000'-0"
3000'-0"
29000'-0"
500'-0"
Portus De Jewel [circa 2013 AD]
LEGEND:
AIRPORT TERMINAL and HANGERS
STORAGE and DISTRIBUTION FACILITIES
CONTAINER YARDS
LOW DENSITY MIXED-USE DEVELOPMENT AREAS: COMMERCIAL, RESIDENTIAL, MARINAS, ETC.
HIGH DENSITY MIXED-USE DEVELOPMENT AREAS: CIVIC, RETAIL, OFFICES, MULTIFAMILY, ETC.
MISCELLANEOUS DEVELOPMENT AREAS
"GREEN" PARK AREAS
NEW MANMADE RIVER and COMMERCIAL WATERWAYS
N
MASTER PLAN
1" = 12,000'-0" (2.27 miles)
0 6000' 24,000'
3000' 12,000' 48,000'
DETAIL 0

Portus De Jewel

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1.8

PORT CLAUDIA’S (GREATER YUMA PORT) AUTHORITY AND TRADE CORRIDOR

Ameri Metro has the developmental rights for a new port (Claudias) in the County of Yuma, Mexico and a trade corridor to be built through the Mexico-Arizona border in coordination with Federal Authorities and agencies to establish a foreign trade zone within Yuma County Arizona and developing business zones and the trade corridor through the region.

Port De Claudius and Inland Port

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1.9

OTHER HIGH SPEED PROJECTS

The following High Speed Rail corridors have been evaluated by TEMS as being projects that can be developed profitably by Ameri Metro as a private sector or public-sector partnership projects.

	Corridor	Bus Plan	EIS	Cost to Develop	Time
1	Los Angeles-Phoenix-Las Vegas	X	X	$10-12 Billion

2	Hampton Roads-Richmond-Washington	✓	X	$7 Billion

3	Dallas-Ft. Worth-Houston-Austin	X	X	$15 Billion

4	Columbus-Cleveland-Cincinnati	✓	X	In Progress, $4-6 Billion

5	Denver-I-25 Corridor	✓	X	$4-6 Billion

6	Calgary-Edmonton	✓	X	In Progress, $2-3 Billion

7	New York-Washington	✓	X	$10 Billion

8	Toronto-Montreal	✓	✓	In Progress, $4-6 Billion

9	Chicago-Detroit	✓	✓	$2-3 Billion
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2.

Industrial Products

2.1

INTRODUCTION

Ameri Metro, Inc. plans to develop projects as opportunities are presented, related or ancillary to the transportation or transportation-related fields.

HSR Technologies, Inc. is a related party of Ameri Metro, Inc.

HSR Technologies, Inc. as the ‘equitable Owner/Developer’ has secured certain properties by agreement with the intent of constructing manufacturing facilities on the properties for the following: Fabrication, assembly and welding of; steel, aluminum and stainless steel with no foundry or casting operations.

HSR Technologies, Inc. has chosen the properties in question for industrial development after an extensive search of York County properties.

The requirements for the proposed development proposedwere:

The property has 449+/- acres which will allow for the development area needed while providing future expansion capabilities. Rail service is critical to the business model, which is based on rail use. The site in question has 3,600 linear feet of rail line traversing it and provides ample areas for siding access. Access to major roadways is a critical component of any manufacturing use. The subject properties have direct access to an arterial road, West College Avenue, a state road; a collector road, Hokes Mill Road, also a state road; and three local roads, offering many potential points of access. Also, the site is within 2200 feet of PA Route 462 and the Route 30 bypass.

2.2

HIGHWAY REBAR

Ameri Metro, Inc. has the right to a new rebar product that can be used in its development of highways and rail route structures. Ameri Metro would manufacture the Rebar for use in projects like the Alabama Toll Road, and the Texas Trade Corridor, and Yuma Trade Corridor.

Ameri Metro, Inc. is the only USA composite C-Rebar Company that is federally certified to meet all federal specs for use in any government funded projects. Congress gave final approval a $109- billion transportation funding bill. Included in the compromise legislation is a provision that calls for the use of total life-cycle cost analysis as part of the contract-awarding process for new federal projects. The result could be billions of dollars in new business for the composites industry.

The fiber reinforced polymer (FRP) composites industry has long advocated for the U.S. Congress to require the states to employ a life-cycle cost assessment when issuing contracts for infrastructure construction.

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As a practical matter, such a provision will save money because new infrastructure construction would take into account both the cost of installation and long-term upkeep, rather than awarding a contract solely on the basis of lowest initial cost. According to the new bill, the engineering analysis used by the State Departments of Transportation for awarding construction contracts for highway bridge projects shall "be evaluated by the State ... on engineering and economic bases, taking into consideration. Acceptable designs for bridges ... and ... using an analysis of life-cycle costs and duration of project construction." This change paves the way for the use of composites and other high-performance materials in major infrastructure projects.

"These life-cycle cost analysis requirements should push the states toward the use of longer-life and lower-maintenance-cost designs, including projects that employ non-rusting and light-weight components such as Composite C- REBAR, girders, and deck systems," says the Senior Director of Government Affairs at the American Composites Manufacturers Association, John Schweitzer. "There are over 600,000 highway bridges in the U.S., making this a very large potential market for FRP composite products." For more information about the benefits of life Dee-cycle cost assessment read this white paper by transportation policy expert and three decade veteran of the Congressional Research Service, John W. Fischer.

In February 2011, the Company issued an offer letter to purchase a rebar plant for cash of $4,750,000 and an option to purchase management services to support the operations of the plant. The Company is also engaged in development of other transportation projects, specifically the development of a toll road in the State of Alabama Company need 400 MILLION FEET of Composite C- Rebar for the toll road project in the State of Alabama. HSR Technologies, Inc. site will facilitate the manufacturing and distribution of Composite C- Rebar.

U.S. Patent Numbers: 5,702,816; 5,763,042; 5,851,468; 5,876,553; 6,485,660 B1; and 6,493,914 B2

2.3

COMPOSITE RAILROAD TIES

Ameri Metro, Inc. holds the patent for producing rail ties that will be used to build the railroad system in projects like Penn Port and the Mobile and Texas and Yuma Trade corridors.

On April 16, 2012 the Company entered into an agreement to purchase intellectual property from a related party in exchange for $8,000,000 per country license. The Company issued 100,000 shares of common stock to secure contract rights. HSR Technologies, Inc. site will facilitate the manufacturing and distribution of Composite Rail Road Ties. Company will use over 40 million Composite Rail Road Ties for its current projects.

U.S. Patent Number: 5,996,901; 7,931,210

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2.4

RAILCAR/LOCOMOTIVE PRODUCTION CAPABILITY

Hi Speed Rail Car Assembly Line: constructing facilities on the properties for the fabrication, assembly and welding of steel, aluminum and stainless steel assemblies The use will include the fabrication rail car assemblies received pre-prepared. The company believes that the United States suffers from an overburdened transportation infrastructure and that a fundamental overhaul of the national transportation structure is needed. The Company anticipates that it will be able to assist in this “fundamental overhaul” by providing both the hands-on expertise and investment resources to establish an intermodal grid comprised of transportation and support services extending to urban and outlying areas alike.

The Company is focused on the development of efficient transportation systems, primarily high-speed rail networks for passenger and freight and the ancillary transportation projects related to such high speed rail systems and the import and export of goods and services through an International Free Trade Zone for this and other properties.  The Company anticipates that it will, directly or through subsidiaries, develop plans and then coordinate and supervise the financing, construction and development of such transportation projects by bringing together the resources, plans, financing, approvals and HSR Technologies, Inc. needed to implement such transportation systems.

HSR Technologies, Inc. has chosen the properties in question for industrial development after an extensive search of York County properties. The requirements for the development proposed were:

A significant amount of adjacent land is open and undeveloped land. In this case, the 449+/- acres will allow for the development area needed while providing future expansion capabilities. Rail service is critical to the business model, which is based on rail use. The site in question has 3,600 lineal feet of rail line traversing it and provides ample areas for siding access.

Access to major roadways is a critical component of any manufacturing use. The subject properties have direct access to an arterial road, West College A venue, a state road; a collector road, Hokes Mill Road, also a state road; and three local roads, offering many potential points of access. Also, the site is within 2200' of PA Route 462 and the Route 30 bypass.

The subject properties provide a rare combination of components needed to establish a world class industrial manufacturing campus.

Ameri Metro, Inc. owns the Colorado Railcar manufacturing facility that it will use to produce railroad vehicles for use on its rail corridors. These include the Pittsburgh–Philadelphia corridor, Mobile–Huntsville, Birmingham–Atlanta corridor.

Ameri Metro has entered into an agreement with RELCO Locomotives Inc., to obtain custom built equipment for both passenger and freight rail operations.

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2.5

DAMAR TRUCK DECK

Damar TruckDeck: AMI entered into a contract on June 10, 2010 for the acquisition of the patents, rights, titles, and business of Damar Corporation LLC, the Inventor/developer/manufacturer of Damar TruckDeck. The Damar TruckDeck is a flexible truck deck storage and organization system with an integrated frame allowing the cargo deck to be used as a hauling surface. Damar TruckDeck. The system has many configurations to fit a wide variety of uses (hunting, construction, moving, hauling, etc.) in various truck deck sizes. The Damar TruckDeck primarily consists of lockable repositionable storage units.

The advantages of the Damar TruckDeck system are as follows:

1.

Organize gear in removable containers with the DAMAR Load-N-Go™ containers, easily converting a truck's usage by quickly swapping containers.

2.

Protect items in lockable hatches. Lockable, repositionable hatches protect items in the Load-N-Go™ containers from theft and weather while a rear hatch allows the full length of the bed to be used for securing longer materials.

3.

Keep ability to haul large items. The recessed CargoDeck surface is built to support and haul large materials and equipment, and by maintaining some bed wall height there is no need to strap items down.

4.

Can be installed or removed in minutes by one person with no tools and no drilling. The Damar Corporation has entered into contracts for sale of its Damar TruckDeck with Lowe's, The Home Depot, Advanced Auto Parts, Sam's Club, Costco and Meyer Distributing.

Ameri Metro, Inc. plans to develop projects that are related to transportation operations and equipment. The company entered into a contract for the acquisition of the patents, rights, and business of Damar Corporation LLC. The Damar Truck deck is a flexible deck storage system that with an integrated frame allows the cargo deck to be used as a hauling surface. This allows its use in construction, hauling, equipment, moving and a variety of other uses. The system can be easily installed or removed. It is currently marketed to Lowes, Home Depot, Sam’s Club, Costco and Meyer Distributing.

U.S. Patent Number: 8,210,592

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3.

Franchise

The development of the Trade and Transport Corridors and High Speed Rail Corridors will result in significant franchise operations. These include –

➢

Fuel: Ameri Metro, Inc. will franchise fuel and energy for vehicles moving in the corridors it develops.

➢

Corridor Centers for Food/Restaurants/Hotels: Food/restaurants and hotels at major intersections and terminal areas associated with its Trade, Toll and Rail corridors.

➢

Logistic Technology Applications: Ameri Metro, Inc. will develop advanced High Speed operations for Truck and Rail freight and passenger operations. High Speed Truck Lanes, truck trains and automatic truck operations will be included in Ameri Metro Toll Roads. High Speed Rail Freight and Passenger operations with train speeds up to 240 mph will be developed.

➢

Pipelines: Pipeline operations will be developed where appropriate to facilitate crude oil movements to coastal refineries from inland oil fields and facilities.

➢

Cable: Cable will be laid along Ameri Metro corridors to increase capacity for phoneline operators.

➢

Parking: Parking facilities will be developed at critical network locations and at network nodes.

➢

Advertising: Advertising facilities will be developed as appropriate along Ameri Metro corridors and key locations at Terminals and Facilities.

➢

Franchise Zones: Ameri Metro has developed a nationwide franchise Zone System that it will use with both projects and products. The franchise zone system allows Ameri Metro to recognize regional differences in pricing and franchising its market products. The zone system is given on the next page.

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Franchise Zones

ZONE 1: CA, NV, OR, WA
ZONE 2: FL, GA, NC, SC
ZONE 3: ME, NH, MA, RI, CT, VT
ZONE 4: DC, DE, MD, NJ
ZONE 5: NY, OH, PA, VA, WV
ZONE 6: AL, KY, MS, TN
ZONE 7: AR, IL, IN, LA, MO
ZONE 8: OK, TX
ZONE 9: IA, MI, MN, WI
ZONE 10: NE, MT, ND, SD
ZONE 11: CO, KS, NM, WY
ZONE 12: AZ, ID, UT

Page | 17

4.

Partnerships

4.1

INCHCAPE SHIPPING SERVICES (ISS) - PORT TRAJAN AGENT

Inchcape Shipping Services (ISS) is one of the world’s leading maritime services providers. Through its proprietary network of some 290 offices employing over 3,900 people across 65 countries, ISS provides its customers with an unparalleled global resourced delivered locally and tailored to each customer’s individual needs.  It is an independently owned and managed company not under the control of the Organizer. Its diversified customer base includes clients across the oil, cruise, container and bulk commodity sectors, and it is engaged in serving naval, governmental and inter-governmental clients. Additionally, ISS provides landside commercial and humanitarian logistics, transit, offshore support and other associated marine services. ISS also provides a growing range of outsourcing services. These include global crew and marine spares logistics; port agency management and commercial representation; and sophisticated Enterprise Resource Planning solutions through its subsidiary ShipNet and other associated organizations.

Ameri Metro, Inc. purchased Inchcape Shipping Services Group as its freight operations and managers of its freight cargoes at ports and inland ports. The company has 6,500 employees worldwide to provide freight management services, shipping logistics, and freight cargo handling.

4.2

AIRPORT SERVICES

Ameri Metro is in the process of developing agreements for four types of airport services at its airport facilities like KSJM airport.  These include:

•

Passenger Terminals

•

Air Cargo Terminals

•

Corporate Jet Services

•

Foreign Airline FAA Inspection Maintenance Service Terminals

Ameri Metro is in discussions with several air service providers, and would expect to be able to announce a partnership once the Port Mobile Trade and Transportation Corridor moves forward.

Page | 18

4.3

EARTH MOVING AND ROUTE (HIGHWAY/RAIL) GRADING

The development of Ameri Metro rights-of-way will involve considerable earth moving and route grading requirements. Ameri Metro intends to enter into agreement with a major equipment supplier for vehicles to meet its construction needs. Specifically, Ameri Metro will contract for earth moving equipment once the initial Mobile Trade and Transport Corridor moves forward.

4.4

ATLANTIC ENERGY & UTILITY PRODUCTS, INC. (AEUP)

AEUP is a related party of Ameri Metro, Inc. (AMI), AMI entered in to an agreement with non-related party a gasoline retail store to provide management services for fee. The fee schedule is base fee plus percentage of net revenue .The agreement call for Atlantic Energy & Utility Products, Inc. the right to purchase but not obligation to purchase the operations as part of its long range plan.

4.5

HSR PASSENGER SERVICES, INC. (HPS)

HSP is a related party of Ameri Metro, Inc. (AMI). This Company was setup to handle all on site booking, reservations, and food services; as well as hotel booking services at the industrial and technology parks. HPS entered in to an agreement with non-related party a convenience retail store operator / subway shop to provide management services for fee. The fee schedule is base fee plus percentage of net revenue .The agreement call for (HPS) the right to purchase but not obligation to purchase the operations as part of its long range plan.

4.6

MALIBU HOMES, INC.  (MH)

HM is a related party of Ameri Metro, Inc. (AMI) it was up Designed to establish residential home building services. MH entered in to an agreement with non-related party. The agreement is a sales agreement for property. The property is Seller financed.

4.7

PLATINUM MEDIA, INC.

Platinum Media, Inc. is a related party of Ameri Metro, Inc. (AMI). This company was to provide all media related services. On February 19, 2014 the Company entered into a Master Agreement for Production Services with Platinum Media whereby Platinum Media will provide the Company with all of its media development needs for a 5 year term.

Page | 19

4.8

TRANSPORTATION ECONOMICS & MANAGEMENT SYSTEMS, INC. (TEMS): PROJECT PLANNING AND DEVELOPMENT

TEMS is a specialist firm who are experts in Business Planning for Trade Corridor/High Speed Rail. TEMS will provide “Investment Grade” Business and Financial Plans for use with Wall Street investment banking firms.  TEMS has considerable trade corridor and high speed rail experience including:

Trade Corridor Qualifications

FORT BEND COUNTY: FREEPORT AND SH 36A RAIL CORRIDOR

This study was undertaken to identify the potential of Port Freeport Texas to become a major container terminal port and the investment case for building a new rail line to avoid the railroad congestion of the City of Houston, and serve the inland markets of Dallas/Ft. Worth and a hinterland that could stretch as far north as Chicago, as far west as Denver, and as far east as Birmingham.

The analysis evaluated the traffic potential for Gulf and East Coast ports of the opening of the Panama Canal using the traffic and revenue models that TEMS developed for the Panama Canal Authority (ACP) and which is in use today by ACP to estimate container, grain, auto, and petro chemical, traffic volumes and revenues. The analysis estimated the market share for Port Freeport. This analysis was made in the environment of larger ships using the Panama Canal and the expansion and deepening to 65 foot of Port Freeport. The Port Freeport expansion included “On Dock Rail” Facilities and the building of a new rail link 60 miles from Port Freeport to Rosenberg where the new line would connect to the UP, BNSF, and KCS railroads and would bypass the city of Houston.

The analysis estimated the size of the hinterland of Port Freeport and prepared forecasts for traffic from Port Freeport to the hinterland 2020 to 2050. The analysis estimated the costs for developing the Port and its infrastructure and then provided a financial and economic analysis using USDOT Tiger Grant Cost Benefit methodology. The analysis also evaluated the operating and capital cost benefits to the freight railroads of using the new rail connection at a cost per mile of 29 percent of the Alameda Corridor in Los Angeles.

SERVICES PROVIDED: Container traffic market share by port and forecasts, rail and highway inland distribution from ports, operating and capital costs, financial and economic analysis.

MARITIME ADMINISTRATION/U.S. DEPARTMENT OF TRANSPORTATION: IMPACT OF HIGH OIL PRICES ON FREIGHT TRANSPORTATION – MODAL SHIFT POTENTIAL IN FIVE CORRIDORS

TEMS prepared an overview and background synopsis on the historical and potential impacts of oil price increases on the total transportation market, mode shares, and industrial distribution logistics. This included evaluating existing trends in rail, truck, and water markets, together with an assessment of the evolving market conditions and changes in modal competitiveness, particularly with respect to long distance movements using period 2008 to 2040. TEMS forecast traffic changes for water, rail and truck traffic in five corridors including the Great Lakes and St. Lawrence Seaway. The five corridors cover ninety-five percent of U.S. population. TEMS evaluated the market share impact and assessed the energy and environmental benefits of the market share changes using the GOODS™ model.

SERVICES PROVIDED: Market share analysis, energy and environmental impacts, traffic forecasts, economic analysis, and technology assessments.

Page | 20

SAN PEDRO PORTS: ALAMEDA FREIGHT CORRIDOR

TEMS provided financial and economic advice to PaineWebber and Goldman, Sachs in the preparation of a $2 billion bond issue to finance a 15mile freight corridor across the City of Los Angeles. TEMS performed macroeconomic analysis, port and freight traffic projections, and tolls and user fees, and assessed the economic benefits of the project. A key TEMS responsibility was preparing the West Coast Ports Competitive Model and assessing the revenue potential of the San Pedro (Los Angeles and Long Beach) port complex, the fourth largest port in the world.

The freight forecasts were based on traffic and trade data developed specifically for the project from a variety of sources, including the U.S. Department of Commerce, Piers Journal of Commerce, and WEFA macroeconomic trade forecasts. From these sources, TEMS developed a Base Year origin-destination matrix for freight flows on a commodity and mode basis.

TEMS prepared these forecasts using a range of macroeconomic scenarios and trade regulatory conditions. The analysis considered the impacts of NAFTA on North American trade and traffic, as well as the expansion of European, Asian and Latin American trade blocks. The forecasts were then disaggregated on a mode basis and were evaluated in terms of improvements to new transport technologies and systems and the impact of new infrastructure and tariff systems.

SERVICES PROVIDED:  Demand, revenue, financial analysis, economic, and cost/benefit assessment of freight feasibility, implementation and port master planning

AUTORIDAD DEL CANAL DE PANAMA’S (ACP): PANAMA CANAL ROUTE CHOICE MODEL

TEMS developed within the GOODS™ Model framework, a route choice model for the Panama Canal. Using a zone system designed to reflect world trade flows between North America and the rest of the world, TEMS developed a route choice model using the GOODS™ equilibrium model structure. The origin-destination data showed the country of origin and destination for container, vehicle, and grain flows. Container traffic was dissaggregated to include food, industrial goods, furniture, computers, raw materials, and finished goods. The North American market was broken down into thirteen regions, and connected to the major port systems such as Pacific North West, Southern California, Gulf, Northeast Ports, etc. A supplyside generalized cost model was developed linking all the major international traffic flows to North America. The analysis segmented markets on a geographic basis and over 54 individual models were calibrated to identify specific market characteristics.

The model was used to forecast a range of impacts on world trade including: oil prices, maritime costs, port congestion, and distribution costs. A full sensitivity analysis was completed showing the impact of socioeconomic growth trends, as well as the impact of specific transportation issues such as labor costs, oil prices, port charges, canal tolls, and inland distribution costs. As a result, a full range of risk factors were developed showing the likely changes in world trade and their impact on Panama Canal traffic and revenue.

SERVICES PROVIDED: Freight analysis, route choice forecasts, cargo forecasts, technology assessment and economic assessment

Page | 21

High Speed Rail Corridor Qualifications

NINE MIDWEST STATES AND THE FRA: MIDWEST REGIONAL RAIL INITIATIVE (MWRRI)

The MWRRI is an ongoing effort to improve and expand the passenger rail system in the Midwest. The program is sponsored by the Federal Railroad Administration, and the transportation agencies of nine states: Illinois, Indiana, Iowa, Michigan, Minnesota, Missouri, Nebraska, Ohio, and Wisconsin.

TEMS led the consultant team and provided ridership and revenue forecasts, operations planning, technology assessment, financial and economic analysis, institutional arrangements, implementation, and business planning, and directed the work of the other members of the consultant team.

SERVICES PROVIDED: Operations analysis, demand forecasting, technology assessment, station planning, financial planning, market and economic assessment, institutional planning and public financing.

OHIO RAIL DEVELOPMENT COMMISSION: OHIO AND LAKE ERIE REGIONAL RAIL OHIO HUB STUDY - BUSINESS PLAN

As part of the Midwest Regional Rail Initiative, TEMS was retained to develop a business plan for the Ohio and Lake Erie Cleveland Hub Regional Rail System. In developing the business plan, an extensive analysis of the engineering, operations, ridership, and revenues associated with the project was carried out. Using this data, TEMS built a business plan that assessed both the financial and economic potential of the system. The evaluation assessed the potential for public/private partnerships and the role of federal funding for the project. To meet this need, the economic evaluation used both US DOT, and a private sector evaluation of the economic benefits of the project.

SERVICES PROVIDED: Demand forecasting, economic analysis, market assessment, project funding

MAJOR INTERNATIONAL RAILROAD: NORTHEAST CORRIDOR HIGH SPEED RAIL BUSINESS PLAN

TEMS has been involved in developing an evaluation of high-speed train operations in the Northeast Corridor.  TEMS has assessed the full range of potential technologies and considered the need for new routes and alignments and their impact on train performance and both ridership and revenue.  TEMS has compared its results to those of Amtrak’s Vision Plan and has identified ways to develop more effective operations for commuter and regional rail, and freight rail while providing improved high-speed rail timetables.  TEMS also considered the potential for integrating high-speed rail and airline operations.

SERVICES PROVIDED: Ridership and revenue forecasting, operations planning, route analysis, capital and operating costs, financial and economic impact analyses.

Page | 22

ROCKY MOUNTAIN RAIL AUTHORITY: HIGH-SPEED RAIL FEASIBILITY STUDY - BUSINESS PLAN

For the Rocky Mountain Rail Authority, TEMS developed a comprehensive business plan.  The business plan was based on a market analysis for the corridor that defined base and forecast ridership and revenues for business, commuter, social and tourist travelers. The market analysis was used to evaluate three different technologies - 79 mph, 110 mph, and 125 mph. Specific operating and engineering plans were developed for each technology, and they were assessed using USDOT/FRA public-private partnership criteria. This required a positive operating ratio and cost benefit ratio. To support the public outreach for the project, TEMS completed an Economic Rent Analysis showing the benefits to each community of developing the passenger rail system.

SERVICES PROVIDED: Rail ridership, station planning, rail operation analysis, route analysis and engineering, business plan, financial and economic analysis.

MICHIGAN DEPARTMENT OF TRANSPORTATION: RIDERSHIP AND REVENUE UPDATE STUDY

TEMS recently updated the ridership and revenue forecasts for the Michigan Passenger Rail System. TEMS updated the socioeconomics, modal networks and traffic volumes for the three Michigan corridors using the MWRRI zone system, and values of time.  TEMS used the 2010 database to estimate ridership and revenue for both Phase 1 and Phase 7 of the MWRRI build out.  Forecasts were made for 2020 and 2030 on a business and non-business purpose.  The study estimated the rail ad competitive modes (auto, air, and bus) market shares and identified the impact of rail travel time, on-time performance, and frequency on ridership and revenue forecasts. The study also estimated the impact of the Chicago Hub and specifically the building of the Illinois and Wisconsin corridors.

SERVICES PROVIDED: Ridership and revenue forecast.

GEORGIA DEPARTMENT OF TRANSPORTATION: HIGH-SPEED RAIL PLANNING SERVICES: ATLANTA-LOUISVILLE-BIRMINGHAM-JACKSONVILLE

TEMS provided the Operating Plans and Costs along with the financial and economic analysis for three Georgia corridors. Atlanta-Birmingham, Atlanta-Louisville, and Atlanta-Jacksonville.  TEMS supported HNTB and PB with the development of new alignments for both 110-mph and 220-mph steel wheel technology along with a Maglev corridor for the Birmingham-Louisville corridor. TEMS estimated operating costs considering cost drivers such as train miles, passenger miles, and fixed costs.

Once the ridership and revenue and capital costs were calculated, TEMS provided both the financial and economic analysis for each corridor and technology.  TEMS completed a sensitivity analysis using high and low estimates of ridership and capital costs.

SERVICES PROVIDED: Operating Plans, Operating Costs, Financial and Economic Analysis.

Page | 23

4.9

ARCHITECTS /ENGINEERING

EASTERN DEVELOPMENT & DESIGN, INC. (ED&D)

ED&D is a related party of Ameri Metro, Inc. (AMI). This company was set-up to provide all architectural  service and civil engineering. ED&D entered in to an agreement with non-related party to provide civil engineering and architectural service for fee for the development of liquor and convenience store. Work is in progress.

ARCHITECTS

MICHAEL M. RAPHAEL - ARCHITECT

Architectural Registration: Pennsylvania / Virginia / Texas

Education: Bachelor of Architecture - Virginia Tech 1972; Master of Theology - Christian Bible College and Seminary

Experience: With more than 40 years experience in a successful Architectural career Mr. Raphael is proficient and highly skilled in all phases of the design process including:

·

Client Relations

·

Space Programming

·

Master Planning

·

New Urbanism Code analysis

·

Schematic Design

·

Design Development

·

Contract Documents

·

Specification writing

·

Construction Administration.

Mr. Raphael’s experience ranges from small commercial projects to mega-retail and mega-corporate projects including the design of:

1. Ameri Metro Port Design and Planning

2. Ameri Metro Master Planning of Jubilee Square and other Ameri Metro Towns

3. Ameri Metro Corporate Office Building

4. Medical office Buildings

5. Police Departments and other Governmental Facilities

6. Retail / Commercial Buildings / Tenant Interior Design and Build-out

Business Ownership:

Crigler Raphael Associates, PC 1985 – 1990 Owner / Vice-President

Raphael Architects, PC 1990 – 1999 Owner / President

Architectural Design Associates, PC 1999 – 2012 Owner / President

Current Position: Freeland Engineering and Architecture - Chief Architect.

Page | 24

JEFFREY CLAYTON SCHAEFFER - ARCHITECT

Education: Bachelor of Architecture, University of North Carolina at Charlotte, NC, 2006; Bachelor of Arts degree in Architecture, East Carolina University, Greenville, NC, 1991

Experience: With over twenty years’ experience in architectural design including management and three in corporate interiors, I have exceptional skills and experience in planning, detailing, designing and coordinating projects both in the public and private sectors. My excellent communication, public relations, problem-solving and leadership skills, combined with my deep knowledge of building codes, make me a highly valuable employee, team player and leader.

Project Types: commercial/residential design, civic centers, remodeling/renovations, and landscaping.

Responsibilities including:

·

Solely responsible for client/design/contractor coordination and contract documentations per Washington, D.C. permitting standards as well as Virginia and North Carolina.

·

Executing all phases of architectural design (including site analysis, programming, schematic design, design development, code research, construction documents, and construction administration)

·

Performed remodeling/renovations, interior design and decorating including various palette board presentations, photography, carpentry, etc. (80% of work)

·

Executing 3-D renderings (free-hand and digital), documenting all phases of architectural design, and permits (when applicable)

·

Performed hands-on construction work.

Business Ownership:

JḃK² Design Group LLC, Washington, D.C./Fredericksburg, VA./Charlotte, N.C. [June 2012 to present]

Owner / Principal

ENGINEER

MR. JERRY T. STAHLMAN, P.E. – PROFESSIONAL ENGINEER

Education: Civil Engineering, University of Massachusetts, 1967

Experience: Mr. Stahlman is a Registered Professional Engineer and has over 40 years experience in Engineering Design and Construction of Infrastructure and utility projects.

Mr. Stahlman’s experience includes working with the U.S. Department of Agriculture on regional flood control projects and with the Commonwealth of Pennsylvania Department of Environmental Protection in the waste water treatment permit division.

Business Ownership:

Mr. Stahlman is owner and manager of Stahlman Engineering, a design company specializing in Infrastructural Systems. This work includes regional wastewater treatment systems, roadways and bridges and interceptor and collection systems. His experience includes Engineering reports for financing regional plants with tax free bonds.

Mr. Stahlman has served as past president of the Central Section of the Water Pollution Control Association of Pennsylvania, past chairman of the Warrington Township Board of Supervisors and as past president of the York County Association of Townships of the Second Class.

Page | 25

5.

Management Team

THE AMERI METRO, INC. MANAGEMENT TEAM CONSISTS OF –

SHAH MATHIAS – AMERI METRO, INC.  –  FOUNDING PARTNER

 Mr. Shah Mathias founded Ameri Metro, Inc. and leads its Merger & Acquisitions and New Business Development team.  Mr. Mathias served as Chief Executive Officer and President of Ameri Metro, Inc.  He served as the President, Treasurer and Secretary of Yellowwood Acquisition Corp. since April 17, 2012. In 2002, he started PennDel Land Co., and is its Owner.  He serves as Secretary of Hi Speed Rail Facilities, Inc. Mr. Mathias has an extensive background in real estate and property development. Beginning in 1988, he commenced his career in real estate with the personal acquisition and like-kind exchange sales of investment property. In 1992, Mr. Mathias started a mortgage-banking corporation underwriting loans under his own name and selling such loans on the open market. By 2000, his company had underwritten more than $1 billion in loans. He serves as Chairman of Hi Speed Rail Facilities, Inc. He served as Director of Ameri Metro, Inc. since June 12, 2012. He served as a Director of Yellowwood Acquisition Corp. since April 17, 2012. Mr. Mathias received his education at Penn State Institute of Technology.

MR. HAROLD HATCHETT, III, – CHIEF FINANCIAL OFFICER

Mr. Harold Hatchett, III, as a Director and Chief Financial Officer has worked for several major corporations such as Royal Dutch Shell, Bertelsmann Music Group, Aetna and Heritage Inks International (a Citicorp Venture Capital company) over his 30+ year career. He has recently served as Group Managing Partner and CFO for OCTCET Inc., from 08/2012 to present. Mr. Hatchet served as Shell CFO of Upstream Americas, from 04/2011 to 05/2012; Shell COO Business Services, UK from04/2000 to 07/2003. Shell VP Investor Relations Americas, from10/2003/ to 06/2011; and Shell VP External Engagement Strategy, from 07/2011 to 04/2012.

Harold serves on the Executive Advisory Board of the School of Business and Economics at North Carolina A&T University and Longwood University. He is a Board of Directors member of the Executive Leadership Council. Also, he is a former Board of Directors member of Affinity Health Plan in NY and served as Treasurer. He is of graduate Longwood University, BS, Finance & Accounting.

Page | 26

RONALD N. SILBERSTEIN – CHIEF OPERATING OFFICER

Ronald N. Silberstein, as Ameri Metro, Inc.’s Chief Operating Officer and a Director. Mr. Silberstein, a Certified Public Accountant and a Certified Franchise Executive, was previously Managing Member of the Silberstein Ungar, PLLC CPA firm, from 08/2010 to 07/2014 and has extensive experience with entrepreneurial companies, having worked with them either as clients or as a C-level executive for more than 30 years.  He is a 1979 graduate of the University of Michigan’s Stephen M. Ross School of Business.

GENERAL COUNSEL

John W. Thompson serves as Director for Ameri Metro, Inc. in York, PA.  Mr. Thompson was a judge on the York County Court of Common Pleas in York County, Pennsylvania. He was elected to the court in 1997 and was retained in 2007 for 10-year term, expiring in 2017. Thompson retired before the end of his last term on May 31, 2015 Thompson received both his undergraduate and J.D. degrees from the University of Pittsburgh.

FINANCIAL COUNSEL

Special financing counsel

Scott Dietterick, Esq.
James Smith Dietterick & Connelly, LLP.
Hershey, PA

SEC Attorney

Mathew McMurdo, Esq.

New York, NY

Infrastructure counsel

William Sundstrom, Esq.

Robert Brannen, Esq
Sundstrom & Mindlin
Tallahassee, FL

Special securities counsel

Jim Cassidy, Esq.
Cassidy & Associates
Washington, DC

Special tax counsel

Belinda France, Esq.
France Law Firm
Tallahassee, FL

Special Financial advisor

SUSQUEHANNA MORTGAGE BANKER CORP
ING INVESTMENT MANAGEMENT CO.  Asset Manager
Penn Venture Capital, Inc.

Page | 27

BUSINESS PLANNING

Alexander Metcalf, PhD – (Planning) Transportation Economics &  Management Systems, Inc.

Dr.  Alexander Metcalf, President of TEMS will serve as Project Director for Ameri Metro Investment Grade studies. Dr. Metcalf personally directs all projects at TEMS and has built the firm’s reputation based on professional product and close client interaction. Dr. Metcalf is a professional transport economist with 30 years of freight and passenger planning experience. Previously, Dr. Metcalf was Chief Economist for British Rail and was responsible for the planning of a number of major rail freight passenger and port projects including the East Coast Main Line ($8 Billion), Channel Tunnel ($16 Billion), as well as the West Coast 125HST program ($5 Billion). His recent projects include the Panama Canal-ACP, Great Lakes and St. Lawrence Seaway New Cargoes/New Vessels Market Assessment-USDOT, Port Freeport-SH 36A Rail Corridor Study, Alameda Corridor-Port of Los Angeles, Great Lakes Trade Study-Transport Canada, Great Lakes Bulk Ships Cost Benefit Study, USDOT Channel Tunnel Freight Corridor Project-Transmark, North American Ports Model-Goldman Sachs, and Northeast Corridor Freight Market Study-UBS Painewebber.

Dr. Metcalf’s recent high speed rail projects include Northeast Corridor High Speed Rail Study, Detroit-Chicago EIS Tier 1 Demand Forecasting Study, Atlanta-Charlotte EIS Tier 1 Operations Planning, Hampton Roads High-Speed and Intercity Passenger Rail Vision Plan, Rocky Mountain High-Speed Rail Business Plan Study, Tri-State III High-Speed Rail Study, VIA Rail Feasibility Study and Business Plan, Minneapolis-Duluth/Superior High-Speed Restoration of Intercity Passenger Rail Service - Comprehensive Feasibility Study and Business Plan, Ohio and Lake Erie (Ohio Hub) Regional Rail System, Midwest Regional Rail System, Florida Intercity Passenger Rail Business Plan, Alberta High Speed Rail Investment Ridership Study.

Dr. Metcalf was Chair of the European Freight Movement Study Technical Committee that was carried out by the European Community (EEC) and a member of the Steering Committee for the EEC European Passenger Transport Study. Dr. Metcalf has completed studies for the Investment Banks, World and Asian Banks, as well as Federal and State governments across the US.

Education

PhD/1974/London University/ Transport Economics

B.S./1968/London University/ Economics

Page | 28

TEMS TEAM

Key Personnel: Dr. Metcalf will be supported by two key individuals –

Dr. Edwin “Chip” Kraft, the Director of Transport Operations at TEMS brings more than 25 years of expertise in passenger and freight transportation planning systems. Dr. Kraft has led operational, logistics, financial and planning studies, as well as management system development projects. He is currently the lead developer for the CSX Railroad, Yard of the Future project. He will lead the transport operations planning work for water, truck, and railroad analysis.  Dr. Kraft’s projects include the Great Lakes Bulk Ships Cost Benefit Study,

 Great Lakes and St. Lawrence Seaway project, USDOT five corridor freight transportation analyses, Panama Canal Demand Study, and the Hamilton Ontario Container Port Study, the Yard of the Future for CSX Rail, SH 36A Corridor Study for Port Freeport. His high speed rail projects include Atlanta-Charlotte, Hampton Roads-Washington corridor, Northeast Corridor, Chicago-Twin Cities, and Florida Statewide High Speed Rail Study.

Education

PhD/1998/University of Pennsylvania/Systems Engineering

MS/1983/University of Pennsylvania/Civil Engineering

BS/1982/University of Pennsylvania/Civil and Urban Engineering / Economics

Dr. Yang He is Senior Transportation Analyst with TEMS' and leads the system modeling and analysis team. With more than 12 years’ experience, he has been involved in the development of the TEMS’ software development, in particular the development of the COMPASS™ passenger rail model.  He will be responsible for database development, traffic and revenue, and capacity analysis for the studies. Dr. Yang has also developed the latest versions of the GOODS™ model and its update to incorporate the latest Decision Choice models. Dr. He’s freight projects include the Great Lakes Bulk Ships Cost Benefit Study, Great Lakes and St. Lawrence Seaway project, USDOT five corridor freight transportation analysis, Panama Canal Demand Study and software, and the and SH 36A Corridor Study for Port Freeport. His high speed rail projects include Hampton Roads, Chicago-Detroit, Chicago-Twin Cities, Atlanta-Birmingham, Rocky Mountain High Speed Rail Study Business Plan, and Northeast Corridor High Speed Rail Study.

Education

PhD/2007/University of Arizona/Systems and Industrial Engineering (minor in Management Information Systems)

MS/2002/University of Arizona/Systems Engineering

BE/1998/University of Beijing/Engineering Management

Page | 29

6.

Ameri Metro Organization and Operation

6.1

AMERI METRO, INC. SET-UP OF OPERATION

Ameri Metro, Inc. and its wholly owned subsidiary Global Transportation and Infrastructure, Inc. (AMGTI) are truly Pioneers of Global transportation and Infrastructure projects. Leading the world into better tomorrow by “CHANGING THE WAY YOU MOVE”.  As the US and World population is rapidly increasing and global Infrastructure is being surpassed in its ability to safely and adequately provide the effective transportation for sustainable economics. Infrastructure is becoming inadequate and dilapidated. Governing authorities’ ability to keep up with preventative maintenance and replacement is lacking funding. Studies have consistently shown that the development of Infrastructure permeates economics growth. Lacks of funding due to global financial crises have sent governments into restructuring their budgets and bail outs have further reduced the possibility for governmental funding.

AMGTI management team has recognized the need for its knowhow and its ability to curb the financial burden on the governments and taxpayer alike.  AMGTI has developed a sold global approach to lead the world into a better tomorrow by “CHANGING THE WAY YOU MOVE”.

Due to scale and complexity of infrastructure finance much thought has been given by AMGTI to overall financial requirements, and the functionality of financial structure of AMGTI operation.

BELOW-GRADE PARKING DECK
BASEMENT FLOOR:
UPDATED SKETCH_2: 01 November 2014

1st FLOOR:
Mixed-use + Administration Offices
UPDATED SKETCH_2: 01 November 2014

(17) Vice Presidents, Human Resources +
(9) General Managers + 228 staff personnel with
(14) small conference rooms =
271 people
UPDATED SKETCH_2: 01 November 2014

Ameri-Metro, Inc.

Corporate Office Complex

A new 5-story mixed-use office with over 250,000 square feet of leasable space including street-level cafe and retail, class-A office core above.

Ameri-Metro, Incorporated
development | architecture | planning | visualization | sustainability
03

Page | 30

AMGTI founding father created three of the four non profits for private finance and foundation entities:

1.

Alabama Toll Facilities, Inc. (ATFI)

2.

Hi Speed Rail Facilities, Inc. (HSRF)

3.

Hi Speed Rail Facilities Provider, Inc. (HSFP)

4.

Global Infrastructure Development & Finance Authority Inc.

These three entities play a vital role in financing. The non-profits statues provides a vehicle to issue bonds and help secure Infrastructure projects non-profit has the discretion to turn over the Infrastructure projects to the state or the governing body having jurisdiction after it has successfully developed and paid for the projects.  However, in order to support the functionality of financial structure and manage the development of specific projects, sixteen for profit entities have been developed under AMGTI umbrella:

1.

HSR Freight Line, Inc.

2.

HSR Passenger Services, Inc.

3.

HSR Technologies, Inc.

4.

HSR Logistics, Inc.

5.

KSJM International Airport, Inc.

6.

Port of Ostia, Inc.

7.

Port of De Claudius, Inc.

8.

Ameri Cement, Inc.

9.

Lord Chauffeurs LTD.

10.

Atlantic Energy & Utility Products, Inc.

11.

Penn Insurance Services LLC

12.

Cape Horn Abstracting

13.

Eastern Development & Design, Inc.

14.

Slater & West, Inc.

15.

Malibu Homes, Inc.

16.

HSRF Trust

1) HSR Freight line, Inc. This company will handle all services for use of track time and trains for Freight. And provide freight forwarding services.

2) HSR Passenger Services, Inc. This company will handle all ticketing booking, reservations food services. Hotel booking and car rentals booking services.

3) HSR Technologies, Inc.  This company will handle all build to suites and manufacturing of trains and rail tracks will be to sole provider of all fiber optics, telecommunication and all related technologies services including the equipment maintainers.

A.

Maintenance for train engines and rail cars and track through a maintenance agreement. And track maintenance.

B.

Total maintenance for all Industrial sites for assembly plants rail yards, train stations, train terminals, manufacturing plants, parts distribution centers, rail roads, rail crossings, rail yards, cargo terminals, parking lot, parking garages, hotel, motels, food and beverage vending machines, all retail shopping centers and sites. Office complexes and sites, and all on and off site improvements.

Page | 31

4) HSR Logistics, Inc. This company will handle all purchasing for all of the Ameri Metro, Inc. entities also lease or buy all land for Ameri Metro use, moves machinery and equipment, operate all warehousing facilities at:

1) HSR Freight Line, Inc.

2) HSR Passenger Services, Inc.

3) HSR Technologies, Inc.

4) HSR Logistics, Inc.

5) KSJM International Airport, Inc.

6) Port of Ostia, Inc.

7) Port of De Claudius, Inc.

8) Ameri Cement, Inc.

9) Lord Chauffeurs LTD.

10) Atlantic Energy & Utility Products, Inc.

5) KSJM International Airport, Inc. This company is master airport facility, it will provide four types of airport terminals and one foreigner airline inspection service terminals:

a)

Passenger Terminals. Operated by KSJM International Airport, Inc.

b)

Air Cargo Terminals. Port of Ostia, Inc.

c)

Corporate Jet Center Terminal. Operated by Lord Chauffeurs LTD

d)

Foreigner Airline. FAA Inspections maintenance Service Terminals. Operated by KSJM

e)

International Airport, Inc.

6) Port Of Ostia, Inc. This company handles all foreign and domestic Air Cargo and sporting ground services such as freight forwarding services are provided by HSR Freight line, Inc. and air and ground logistics are provided by HSR Logistics, Inc.

7) Port of De Claudius, Inc. This company handles all foreign and domestic inbound outbound sea container inland port operation and warehouse distribution center.

8) Ameri Cement, Inc. This company handles all cement needs for building (357 miles four lane) Alabama Toll Road "ATFl”.

9) Lord Chauffeurs LID. This company operates all passenger ground transportation car service limo and taxi, as well as the corporate jet center.

10) Atlantic Energy & Utility Products, Inc. This company provides to all of above entities, electric, gas, water, sanitary sewer service, trash removal, cable TV, Dish network, internet service. Petroleum products and service will also be provided during and after construction, along with fuel services on the toll road, and all industrial and tech parks including the airport and inland ports and incoming and outgoing vessels.

11) Penn Insurance Services LLC. This company provides insurance service to all of about entities including the transportation division, homeowners insurance and risk management services for inbound outbound cargo.

12) Cape Horn Abstracting. This company provides all-land title examination services for all of the above entities to insure against any pre closing and post-closing claims of ownership or deed restriction.

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13) Eastern Development & Design, Inc. This company provides all civil engineering and architectural service with very strong cost control measures in place eliminating engineering and architectural cost over runs. And services are fixed prices and about 16 of cost saving over traditional service provider.

14) Slater & West, Inc. This company provides contract administration services and handles all work force

HR matters, also provides background checks and provides lose prevention services, vendor invoice against goods and service provider verification services to clear invoice for payment.

15) Malibu Homes, Inc. This company provides residential home building services.

16) HSRF Trust. This company is statuary trust administrator private and public funds and safeguards the bondholder's interest. No money moves to any parties without trust authorization.

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